Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BRC Inc. on Amendment No. 1 to Form S-1 (File No. 333-263627) of our report dated March 16, 2022, with respect to our audits of the financial statements of Silverbox Engaged Merger Corp I as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and for the period from December 3, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after March 16, 2022. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 18, 2022